Filed Pursuant to Rule 424(b)2

Registration No. 333-158663

This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Pricing Supplement No.

Preliminary Pricing Supplement - Subject to Completion

(To Prospectus dated April 20, 2009

and Series L Prospectus Supplement dated April 21, 2009)

July 30, 2010

$

Dual Range Accrual Notes Referencing 3-Month U.S. Dollar LIBOR and the S&P 500® Index,

due September     , 2020

•	The notes are senior unsecured debt securities issued by Bank of America Corporation. All payments on the notes are subject to our credit risk.

•

The notes will mature on September     , 2020. At maturity, if the notes have not been previously redeemed, you will receive for each unit of your notes a cash payment equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest.

•	Interest will be paid quarterly in arrears on March , June , September , and December of each year, beginning on December , 2010.

•	The notes will accrue interest during each interest period at a rate equal to 8.00% per annum x (N/D).

•

“N” will be the total number of calendar days during the applicable quarterly interest period on which both (i) 3-Month U.S. Dollar LIBOR (the “LIBOR Reference Rate”) is within the LIBOR Reference Rate Range (as defined below) and (ii) the Index Closing Level (as defined below) of the S&P 500® Index (the “Index”) is greater than or equal to the Index Reference Level (as defined below). If either the LIBOR Reference Rate is not within the LIBOR Reference Rate Range or the Index Closing Level is not greater than or equal to the Index Reference Level on a calendar day during the quarterly interest period, then interest will not accrue on that day.

•	“D” will be the total number of calendar days during the applicable quarterly interest period.

•	In no event will the interest rate applicable to any quarterly interest period be greater than 8.00% per annum or less than 0.00% per annum.

•

The LIBOR Reference Rate Range will be 0.00% to 6.50%. The Index Reference Level will be determined on the pricing date, and will be between 70% and 85% of the closing level of the Index on the pricing date (as defined below).

•

We have the right to redeem all, but not less than all, of the notes on September     , 2015, and on any subsequent interest payment date (an “Early Redemption Date”). The redemption price will be 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but excluding, the Early Redemption Date.

•	The notes are issued in minimum denominations of $1,000 and whole multiples of $1,000.

•	The notes will not be listed on any securities exchange.

•	In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

•	The CUSIP number for the notes is .

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

	Per Note	Total
Public offering price	100.00%	$
Underwriting discount	2.00%	$

Proceeds (before expenses) to Bank of America Corporation	98.00%	$

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-9 of this pricing supplement, page S-4 of the accompanying prospectus supplement, and page 8 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on or about September     , 2010 against payment in immediately available funds. Depending on the date the notes are priced for initial sale to the public (the “pricing date”), which may be in August or September 2010, the settlement date may occur in August or September 2010, the maturity date may occur in August or September 2020, and the quarterly interest periods and Early Redemption Dates may be adjusted accordingly.

Merrill Lynch & Co.

SUMMARY

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand these notes. You should read carefully the entire pricing supplement, prospectus supplement, and prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the prospectus supplement or prospectus, this pricing supplement will supersede those documents.

Certain capitalized terms used and not defined in this pricing supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

In light of the complexity of the transaction described in this pricing supplement, you are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

What are the notes?

The notes are senior debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the notes, including any repayment of principal, will be subject to our credit risk. The notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. The notes will mature on September __, 2020.

The notes differ from traditional debt securities in that their return is linked to the performance of 3-Month U.S. Dollar LIBOR (the “LIBOR Reference Rate”) and the S&P 500® Index (the “Index”). The notes are designed for investors who wish to receive quarterly interest income, and are willing to accept that the amount of interest payable in each interest period depends on the number of days during that period on which the LIBOR Reference Rate is within the LIBOR Reference Rate Range and the Index Closing Level is greater than or equal to the Index Reference Level, as described below. However, in no event will the interest rate applicable to any interest period be greater than 8.00% per annum or less than 0.00% per annum. Interest payable on the notes may be more or less than the rate that we would pay on a conventional fixed-rate or floating-rate debt security with the same maturity, and may be 0.00% per annum.

Investors must also be prepared to have their notes redeemed by us at our option on any interest payment date on or after September __, 2015.

How will interest on the notes be determined?

The amount of interest will depend on the number of days during the applicable quarterly interest period that the LIBOR Reference Rate is within the LIBOR Reference Rate Range and the Index Closing

Level is greater than or equal to the Index Reference Level on the same day, as described in this pricing supplement.

Will you receive your principal at maturity?

Yes. If you hold the notes until maturity, you will receive your principal amount and any accrued and unpaid interest on the notes, subject to our credit risk. See “Risk Factors—Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.” However, if you sell the notes prior to maturity, you may find that the market value of the notes may be less than the principal amount of the notes.

How will the quarterly rate of interest on the notes be determined?

During each quarterly interest period, interest will accrue at a rate equal to:

8.00% per annum × (N/D)

“N” will be the total number of calendar days during the applicable quarterly interest period on which both (i) the LIBOR Reference Rate is greater than or equal to 0.00% and less than or equal to 6.50% (the “LIBOR Reference Rate Range”) and (ii) the Index Closing Level is greater than or equal to the Index Reference Level. If either the LIBOR Reference Rate is not within the LIBOR Reference Rate Range or the Index Closing Level is not greater than or equal to the Index Reference Level on a calendar day during the applicable interest period, interest will not accrue on that day.

The “Index Reference Level” will be between 70% and 85% of the closing level of the Index on the pricing date. The actual Index Reference Level will be determined on the pricing date and set forth in the final pricing supplement that will be made available in connection with sales of the notes.

“D” will be the total number of calendar days during the applicable quarterly interest period.

The “Index Closing Level” will be the closing level of the Index on any Market Measure Business Day (as defined below) during the applicable interest period, as determined by the calculation agent.

In no event will the interest rate applicable to any quarterly interest period be greater than 8.00% per annum or less than 0.00% per annum. There can be no assurance that the interest rate payable on the notes during any quarterly interest period will be similar to, or greater than, the interest that is payable on a conventional debt security.

If any calendar day during the applicable interest period is not a London Banking Day (as defined below), the LIBOR Reference Rate for that calendar day will be the LIBOR Reference Rate on the immediately prior London Banking Day. If any calendar day during the applicable interest period is not a Market Measure Business Day, the Index Closing Level for that calendar day will be the Index Closing Level on the immediately prior Market Measure Business Day.

The LIBOR Reference Rate for any day from and including the fifth London Banking Day prior to the applicable interest payment date for a quarterly interest period will be the LIBOR Reference Rate on that fifth London Banking Day prior to that interest payment date. The Index Closing Level for any day from and including the fifth Market Measure Business Day prior to the applicable interest payment date for a quarterly interest period will be the Index Closing Level on that fifth Market Measure Business Day prior to that interest payment date.

During any quarterly interest period, it is possible that the notes will not pay interest, or will pay interest at a very low rate.

Each quarterly interest period (other than the first quarterly interest period) will commence on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date. The first quarterly interest period will commence on, and will include, September     , 2010, and will extend to, but will exclude, December     , 2010. The interest due for each quarterly interest period will be paid on the following interest payment dates: March     ,
June     , September     , and December      of each year, beginning on December     , 2010.

Examples: Below are six examples of the calculation of the annualized interest rate payable on an interest payment date for the notes. The examples are based on a hypothetical interest period of 90 calendar days and the maximum annual rate of 8.00%. These examples are for purposes of illustration only. The actual annualized interest rate to be applied in calculating the interest payable on the notes for any interest period will depend on the actual number of calendar days in that interest period and the actual LIBOR Reference Rate and Index Closing Level on each calendar day during that period.

Example 1: There were no days during the interest period on which both the LIBOR Reference Rate was within the LIBOR Reference Rate Range and the Index Closing Level was greater than or equal to the Index Reference Level:

Hypothetical N:	0
Hypothetical D:	90
Hypothetical annual rate:	8.00%	× 0/90 = 0.000%

Hypothetical interest rate payable for that quarterly interest period =

0.000% × 90/360 = 0.000%

Example 2: There were 15 days during the interest period on which both the LIBOR Reference Rate was within the LIBOR Reference Rate Range and the Index Closing Level was greater than or equal to the Index Reference Level:

Hypothetical N:	15
Hypothetical D:	90
Hypothetical annual rate:	8.00%	× 15/90 = 1.333%

Hypothetical interest rate payable for that quarterly interest period =

1.333% × 90/360 = 0.333%

Example 3: There were 30 days during the interest period on which both the LIBOR Reference Rate was within the LIBOR Reference Rate Range and the Index Closing Level was greater than or equal to the Index Reference Level:

Hypothetical N:	30
Hypothetical D:	90
Hypothetical annual rate:	8.00%	× 30/90 = 2.667%

Hypothetical interest rate payable for that quarterly interest period =

2.667% × 90/360 = 0.667%

Example 4: There were 45 days during the interest period on which both the LIBOR Reference Rate was within the LIBOR Reference Rate Range and the Index Closing Level was greater than or equal to the Index Reference Level:

Hypothetical N:	45
Hypothetical D:	90
Hypothetical annual rate:	8.00%	× 45/90 = 4.000%

Hypothetical interest rate payable for that quarterly interest period =

4.000% × 90/360 = 1.000%

Example 5: There were 70 days during the interest period on which both the LIBOR Reference Rate was within the LIBOR Reference Rate Range and the Index Closing Level was greater than or equal to the Index Reference Level:

Hypothetical N:	70
Hypothetical D:	90
Hypothetical annual rate:	8.00% × 70/90 = 6.222%

Hypothetical interest rate payable for that quarterly interest period =

6.222% × 90/360 = 1.556%

Example 6: Both the LIBOR Reference Rate was within the LIBOR Reference Rate Range and the Index Closing Level was greater than or equal to the Index Reference Level on each day during the interest period:

Hypothetical N:	90
Hypothetical D:	90
Hypothetical annual rate:	8.00% × 90/90 = 8.000%

Hypothetical interest rate payable for that quarterly interest period =

8.000% × 90/360 = 2.000%

Is it possible that I will not receive any interest for any quarterly interest period?

Yes. If either the LIBOR Reference Rate is not within the LIBOR Reference Rate Range or the Index Closing Level is not greater than or equal to the Index Reference Level on a calendar day during a quarterly interest period, interest will not accrue on that day. During any quarterly interest period it is possible that the notes will not pay interest, or will pay interest at a very low rate.

Is the interest rate on the notes limited in any way?

Yes. The interest rate payable on the notes in all quarterly interest periods will not exceed 8.00% per annum, even if the LIBOR Reference Rate is within the LIBOR Reference Rate Range and the Index Closing Level is greater than or equal to the Index Reference Level on each day during the interest period.

Can we redeem your notes before the maturity date?

Yes. We may redeem all of the notes on any quarterly interest payment date on or after September     , 2015. If we elect to redeem the notes, you will not receive any interest payments after the Early Redemption Date. We are generally more likely to elect to redeem the notes during periods when interest is accruing or expected to accrue on the notes at a rate that is greater than that which we would pay on our traditional interest bearing debt securities having a maturity equal to the remaining term of the notes. See the section entitled “Description of the Notes—Early Redemption at Our Option.”

Who will determine the interest rate applicable to each interest period?

A calculation agent will make all the calculations associated with determining each interest payment. We have appointed our subsidiary, Merrill Lynch Capital Services, Inc. (“MLCS”), to act as calculation agent. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

What is 3-Month U.S. Dollar LIBOR and what is the S&P 500® Index?

3-Month U.S. Dollar “LIBOR” has the meaning and will be determined as set forth in the accompanying prospectus in the section “Description of Debt Securities—Floating Rate Notes—LIBOR Notes,” with an index currency of U.S. dollars and an index maturity of three months, as that rate appears on Reuters Screen LIBOR01 Page (or any successor page or service) as of 11:00 A.M., London time.

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. See the section entitled “The S&P 500® Index.”

What have been the historic LIBOR Reference Rates and the historic Index Closing Levels?

We have included in the section entitled “Historical Information” graphs showing the historical month-end LIBOR Reference Rates and historical month-end Index Closing Levels from January 2005 through June 2010. We have provided this historical information to help you evaluate the behavior of the LIBOR Reference Rate and the Index in various periods. However, past behavior of the LIBOR Reference Rate and the Index is not necessarily indicative of how they will perform in the future.

Who is the selling agent for the notes?

MLPF&S is acting as our selling agent in connection with this offering and will be compensated based on the total principal amount of notes sold. In this capacity, the selling agent is not your fiduciary or advisor, and you should not rely upon any communication from it in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the U.S. However, we are not registering the notes for public distribution in any jurisdiction other than the U.S. The selling agent may solicit offers to purchase the notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution—Selling Restrictions” in the accompanying prospectus supplement.

Will the notes be listed on an exchange?

No. The notes will not be listed on any securities exchange, and a market for them may never develop.

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made such determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by such plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. Please refer to the section entitled “Risk Factors” beginning on the next page of this pricing supplement and page S-4 of the prospectus supplement.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

You may not earn a return on your investment. The interest payable on the notes during any interest period will depend on the LIBOR Reference Rate and the Index Closing Level. No interest will accrue on any calendar day on which the LIBOR Reference Rate is not within the LIBOR Reference Rate Range or the Index Closing Level is less than the Index Reference Level. As a result, you could receive little or no payment of interest on one or more of the interest payment dates, or even all of the interest payment dates.

Your return is limited by the cap on the interest rate. The interest rate applicable to any interest period will not be greater than 8.00% per annum, even if the LIBOR Reference Rate is within the LIBOR Reference Rate Range and the Index Closing Level is greater than or equal to the Index Reference Level on each day during the interest period.

Your yield may be less than the yield on a conventional debt security of comparable maturity. The yield that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. Payments on the notes may be limited to the principal amount of the notes at maturity. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors such as inflation that affect the time value of money.

The notes are subject to our early redemption. We may redeem all, but not less than all, of the notes on any quarterly interest payment date on or after September 2015. You should expect to receive less than five business days’ notice of that redemption, and if you intend to purchase the notes, you must be willing to have your notes redeemed as early as that date. We are generally more likely to elect to redeem the notes during periods when interest is accruing or expected to accrue on the notes at a rate that is greater than that which we would pay on our traditional interest bearing debt securities having a maturity equal to the remaining term of the notes.

If we redeem the notes prior to the maturity date, you will receive the principal amount of your notes, plus any accrued and unpaid interest to, but excluding, the Early Redemption Date, and you will not receive any future interest payments. You may be unable to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the notes would have been if they had not been redeemed.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of all payments of interest and principal on the notes is dependent upon our ability to repay our obligations on the applicable payment date. No assurance can be given as to what our financial condition will be at any time during the term of the notes or on the maturity date.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated negative changes in our credit ratings prior to the maturity date of the notes may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the LIBOR Reference Rate and the level of the Index, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

You must rely on your own evaluation of the merits of an investment linked to the LIBOR Reference Rate and the Index. In the ordinary course of their businesses, our affiliates, from time to time, may express views on expected movements in the LIBOR Reference Rate or the Index. One or more of our affiliates have published, and in the future may publish, research reports that express views on the LIBOR Reference Rate or the Index. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the LIBOR Reference Rate or to the Index at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the LIBOR Reference Rate and the Index from multiple sources, and you should not rely on the views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

The LIBOR Reference Rate for the last four London Banking Days of an interest period and the Index Closing Level for the last four Market Measure Business Days of an interest period will be the LIBOR Reference Rate and the Index Closing Level for the London Banking Day and the Market Measure Business Day, as applicable, immediately preceding those four days. The applicable LIBOR Reference Rate during the last four London Banking Days of an interest period will be the LIBOR Reference Rate on the fifth London Banking Day prior to the applicable interest payment date. The applicable Index Closing Level during the last four Market Measure Business Days of an interest period will be the Index Closing Level on the fifth Market Measure Business Day prior to the applicable interest payment date. As a result, if, on the applicable fifth prior day, the LIBOR Reference Rate is outside of the LIBOR Reference Rate Range, or the Index Closing Level is less than the Index Reference Level, interest will not accrue on those final five London Banking Days or Market Measure Business Days prior to the interest payment date. This will be the case even if the LIBOR Reference Rate was within the LIBOR Reference Rate Range and the Index Closing Level was greater than or equal to the Index Reference Level on each of the following final four days.

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering the notes. In structuring the economic terms of the notes, we seek to provide you with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. The price, if any, at which you could sell the notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely the underwriting discount in respect of the notes and other costs associated with the notes, and compensation for developing and hedging the notes. The quoted price of any of our affiliates for the notes could be higher or lower than the principal amount of the notes.

Assuming there is no change in the LIBOR Reference Rate and the level of the Index after the date that you agree to purchase the notes and no change in market conditions or any other relevant factors, the price, if any, at which the selling agent or another purchaser might be willing to purchase the notes in a secondary market transaction is expected to be lower than the price that you paid for the notes. This is due to, among other things, the fact that the original public offering price includes, and secondary market prices are likely to exclude, the underwriting discount with respect to, and the development and hedging costs associated with, the notes.

We cannot assure you that a trading market for the notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on our financial performance and other factors. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that the selling agent will act as a market-maker for the notes, but it is not is required to do so. The selling agent may discontinue its market-making activities as to the notes at any time. To the extent that MLPF&S engages in any market-making activities, it may bid for or offer the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the selling agent were to cease acting as a market-maker for the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

Changes in the LIBOR Reference Rate may not correlate with changes in the level of the Index. The LIBOR Reference Rate is a widely used reference rate based on the interest rates at which banks borrow funds from other banks in the London interbank market. The Index is intended to provide an indication of common stock price movement and is used as a measurement of the U.S. equities market. Your return is linked to the performance of both the LIBOR Reference Rate and the Index, and a change in the rate or level of one of them may not correlate with a change in the rate or level of the other.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount of the notes. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

•

The LIBOR Reference Rate and the level of the Index are expected to affect the market value of the notes. We expect that the market value of the notes will depend substantially on the LIBOR Reference Rate and the level of the Index, and expectations of whether the LIBOR Reference Rate will be within the LIBOR Reference Rate Range and whether the level of the Index will be greater than or equal to the Index Reference Level in the future, if at all. In general, the value of the notes will increase when both the LIBOR Reference Rate is within the LIBOR Reference Rate Range and the level of the Index increases above the Index Reference Level, and the value of the notes will decrease when either the LIBOR Reference Rate is outside the LIBOR Reference Rate Range or the level of the Index decreases below the Index Reference Level. The LIBOR Reference Rate and the level of the Index may change in ways that are different from one another. Even if the LIBOR Reference Rate is within the LIBOR Reference Rate Range and the level of the Index is greater than or equal to the Index Reference Level after the pricing date, if you are able to sell your notes before the maturity date, you may receive substantially less than the Original Offering Price, because of the anticipation that the LIBOR Reference Rate and the level of the Index will continue to fluctuate during the term of the notes. If you sell your notes when the annual interest payable on the notes is less than, or expected to be less than, market interest rates (as compared to traditional interest-bearing debt securities), you may receive less than the principal amount that would be payable at maturity.

•

Changes in the levels of interest rates may affect the market value of the notes. The level of interest rates in the United States may affect the U.S. economy and, in turn, the LIBOR Reference Rate and the level of the Index. Changes in prevailing interest rates may increase the LIBOR Reference Rate or decrease the level of the Index, which could decrease the interest rate on the notes during a quarterly interest period. This, in turn, may decrease the market value of the notes. Further, the notes are subject to early redemption at our option on any quarterly interest payment date beginning on September 2015, which will limit the potential return on the notes if the LIBOR Reference Rate is within the LIBOR Reference Rate Range and the Index Closing Level is greater than or equal to the Index Reference Level. As a result, we anticipate that the potential for the notes to trade above their par value in the secondary market, if any, is limited.

•

Volatility of the LIBOR Reference Rate and the level of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. During recent periods, the LIBOR Reference Rate and the level of the Index have had periods of volatility, and this volatility may vary during the term of the notes. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the LIBOR Reference Rate and the level of the Index may have an adverse impact on the market value of the notes.

•

Dividend yields. If dividend yields on the securities included in the Index increase, we anticipate that the market value of the notes will decrease; conversely, if those dividend yields decrease, we anticipate that the market value of the notes will increase.

•

Economic and other conditions generally. Interest payable on the notes will depend on the LIBOR Reference Rate and the level of the Index. This rate and level may be influenced by a number of factors, including general economic conditions in the United States, U.S.

monetary and fiscal policies, inflation, and other financial, political, regulatory, and judicial events. These factors interrelate in complex ways, and may affect the LIBOR Reference Rate or the level of the Index in a way that adversely affects the market value of your notes.

•

Time to maturity. We anticipate that the notes may have a market value that may be different from that which would be expected based on the levels of interest rates, the LIBOR Reference Rate and the level of the Index. This difference will reflect a time premium due to expectations concerning the LIBOR Reference Rate and the level of the Index before the maturity date.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to one or both of the LIBOR Reference Rate and the Index that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell the securities represented by the Index for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. We or one or more of our affiliates also may issue, or our affiliates may underwrite, other financial instruments with returns linked to the Index. These trading and underwriting activities could affect the Index in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. We or our affiliates may enter into these transactions on or prior to the pricing date, in order to hedge some or all of our anticipated obligations under the notes. This hedging activity could increase the level of the Index on the pricing date.

In addition, from time to time during the term of the notes and in connection with the determination of the applicable interest payment amount, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to the notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the level of the Index or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities may affect your return and the market value of the notes. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the level of the Index. Accordingly, our hedging activities may increase or decrease the market value of the notes and the applicable interest payment amount. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates, including MLPF&S, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, we cannot assure you that these activities will not affect the level of the Index and the market value of the notes or the amount of any interest payment.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. Our subsidiary, MLCS, will be the calculation agent for the notes and, as such, will determine the LIBOR Reference Rate, the Index Closing Level, and the amount of interest to be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between MLCS’s status as our subsidiary and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred, or in connection with judgments that it would be required to make if publication of the Index is discontinued or if the LIBOR Reference Rate is unavailable. See the section entitled “Description of the Notes—Interest” and “—Discontinuance of the Index.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, as described under the section entitled “U.S. Federal Income Tax Summary.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to the Index

Standard & Poor’s Financial Services LLC (“S&P”) may adjust the Index in a way that affects its level, and S&P has no obligation to consider your interests. S&P can add, delete, or substitute the component stocks included in the Index or make other methodological changes that could change its level. You should realize that the changing of the companies included in the Index may affect it, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, S&P may alter, discontinue, or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. S&P will have no obligation to consider your interests in calculating or revising the Index or its components. Any of these actions could adversely affect the value of your notes.

You will have no rights to receive any of the securities represented by the Index, and you will not be entitled to dividends or other distributions by the issuers of these securities. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of any of the securities represented by the Index. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on the notes may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them. Additionally, the level of the Index reflects only the prices of the component stocks included in the Index and do not take into consideration the value of dividends paid on those stocks. The notes will be paid in cash and you have no right to receive delivery of any of these securities.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell the components of the Index, or futures or options contracts on the Index or its components for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the value of the Index in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the pricing date may temporarily increase or decrease the level of the Index. Consequently, the level of the Index may change subsequent to the pricing date, affecting the market value of the notes.

Although our common stock is a component of the Index, we do not control any other company included in the Index and are not responsible for any disclosure made by any other Index company. Neither we nor any of our affiliates, including the selling agent, have the ability to control the actions of any other company included in the Index or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies. In addition, neither we nor any of our affiliates are responsible for the calculation of the Index. You should make your own investigation into the Index and the companies represented by its constituent stocks. See the section below entitled “The S&P 500® Index” for additional information about the Index.

None of S&P, its affiliates, or any Index company other than us is involved in this offering of the notes or will have any obligation of any sort with respect to the notes. As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might affect the value of the notes.

Our business activities relating to the other companies represented by the Index may create conflicts of interest with you. We and our affiliates, including the selling agent, at the time of this offering of the notes or in the future, may engage in business with the other Index companies, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. We, or any of our affiliates, do not make any representation to any purchasers of the notes regarding any matters whatsoever relating to the other issuers of the stocks included in the Index. Any prospective purchaser of the notes should undertake an independent investigation of the companies included in the Index as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The composition of those other companies does not reflect any investment recommendations from us or our affiliates.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates will use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

The notes are part of a series of medium-term notes entitled “Medium-Term Notes, Series L” issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the accompanying prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.

The notes are issued in denominations of $1,000 and whole multiples of $1,000. The notes will mature on September     , 2020.

We may redeem all of the notes on any quarterly interest payment date on or after September     , 2015. Prior to maturity, the notes are not repayable at your option. The notes are not subject to any sinking fund.

The notes will be issued in book-entry form only.

Interest

Each interest payment due for a quarterly interest period will be paid on March     , June     , September     , and
December      of each year, beginning December     , 2010. Each quarterly interest period (other than the first quarterly interest period from, and including, the original date of issuance of the notes to, but excluding, September     , 2010) will commence on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date or the maturity date or Early Redemption Date, as applicable. If any interest payment date, including the maturity date of the notes, falls on a day that is not a business day, no adjustment will be made to the length of the corresponding quarterly interest period; we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.

A “business day” means any day other than a day on which banking institutions in New York, New York and London are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Interest will be computed on the basis of a 360-day year of twelve 30-day months. For as long as the notes are held in book-entry only form, the record date for each payment of interest will be the business day prior to the payment date. If the notes are issued at any time in a form that is other than book-entry only, the regular record date for an interest payment date will be the last day of the calendar month preceding the interest payment date.

During each quarterly interest period, interest will accrue at a rate equal to:

8.00% per annum × (N/D)

“N” will be the total number of calendar days during the applicable quarterly interest period on which both (i) the LIBOR Reference Rate is greater than or equal to 0.00% and less than or equal to 6.50% (the “LIBOR Reference Rate Range”) and (ii) the Index Closing Level is greater than or equal to the Index Reference Level. If either the LIBOR Reference Rate is not within the LIBOR Reference Rate Range or the Index Closing Level is not greater than or equal to the Index Reference Level on a calendar day during the applicable interest period, then interest will not accrue on that day.

The “Index Reference Level” will be between 70% and 85% of the closing level of the Index on the pricing date. The actual Index Reference Level will be determined on the pricing date and set forth in the final pricing supplement that will be made available in connection with sales of the notes.

“D” will be the total number of calendar days during the applicable quarterly interest period.

The “Index Closing Level” will be the official closing level of the Index on any Market Measure Business Day (as defined below) during the applicable interest period, as determined by the calculation agent.

In no event will the interest rate applicable to any quarterly interest period be greater than 8.00% per annum or less than 0.00% per annum. There can be no assurance that the interest rate payable on the notes during any quarterly interest period will be similar to, or greater than, the interest that is payable on a conventional debt security.

If any calendar day during the applicable interest period is not a London Banking Day, the LIBOR Reference Rate for that calendar day will be the LIBOR Reference Rate on the London Banking Day immediately prior that calendar day. “London Banking Day” has the meaning set forth in the accompanying prospectus in the section “Description of Debt Securities—Payment of Principal, Interest, and Other Amounts Due—Payments to Holders and Record Dates for Interest.”

If any calendar day during the applicable interest period is not a Market Measure Business Day, or if a Market Disruption Event (as defined below) occurs on a Market Measure Business Day, the Index Closing Level for that day will be the Index Closing Level on the Market Measure Business Day immediately prior that day on which no Market Disruption Event has occurred. A “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The NASDAQ Stock Market (the “NASDAQ”), or their successors, are open for trading and (2) the Index or any successor thereto is calculated and published.

The LIBOR Reference Rate for any day from and including the fifth London Banking Day prior to the applicable interest payment date for a quarterly interest period will be the LIBOR Reference Rate on that fifth London Banking Day prior to that interest payment date. The Index Closing Level for any day from and including the fifth Market Measure Business Day prior to the applicable interest payment date for a quarterly interest period will be the Index Closing Level on that fifth Market Measure Business Day prior to that interest payment date.

Payment at Maturity

Unless earlier redeemed, on the maturity date, you will be paid the principal amount of the notes and any accrued and unpaid interest on the notes, subject to our credit risk. See “Risk Factors—Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes” above.

Regardless of the amounts of the interest payable during each interest period over the term of the notes, you will receive your principal amount at maturity, assuming that we are otherwise able to pay our debts on the maturity date.

Early Redemption at Our Option

We may redeem all of the notes on any interest payment date on or after September     , 2015 (each, an “Early Redemption Date”). We must provide the trustee with notice of redemption at least five business days prior to the applicable Early Redemption Date. The trustee will deliver the notice to The Depository Trust Company (“DTC”), as the record holder of the notes. Beneficial holders of the notes will receive such notice from the direct or indirect DTC participant through which they hold their notes. Accordingly, you should expect to receive less than five business days’ notice of an early redemption.

If we redeem the notes prior to the maturity date, you will receive the principal amount of your notes, plus any accrued and unpaid interest to, but excluding, the Early Redemption Date, and you will not receive any future interest payments.

Market Disruption Events

With respect to the Index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:

(A) the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of the Index trade as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Index or any successor index (as defined below); and

(B) the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Index as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1) a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2) a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a Market Disruption Event;

(3) a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;

(4) a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5) for component stocks of the Index listed on the New York Stock Exchange (the “NYSE”), for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to the Index

If at any time S&P makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index so that the Index does not, in the opinion of the calculation agent, fairly represent the value of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the Index Closing Level is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of the level of the Index as if those changes or modifications had not been made, and calculate the Index Closing Level, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the value of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a value of the Index as if it had not been modified.

Discontinuance of the Index

If S&P discontinues publication of the Index, and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor index”), then, upon the calculation agent’s notification of that determination to the trustee and to us, the calculation agent will substitute the successor index as calculated by S&P or any other entity in order to calculate the applicable Index Closing Level. Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice of the selection to be promptly furnished to the trustee, to us, and to the holders of the notes.

In the event that S&P discontinues publication of the Index and:

•	the calculation agent does not select a successor index; or

•	the successor index is not published on any Market Measure Business Day,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the calculation agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If S&P discontinues publication of the Index and the calculation agent determines that no successor index is available at that time, then on each day until the earlier to occur of:

•	the determination of the applicable Index Closing Level; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will determine the level of the Index that would be used in determining the applicable Index Closing Level as described in the preceding paragraph as if that day were a Market Measure Business Day. The calculation agent will make available to holders of the notes information as to each such level; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the notes.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes, including determinations regarding the LIBOR Reference Rate, the Index Closing Level, the amount of each interest payment, Market Disruption Events, adjustments to the Index, discontinuance of the Index, London Banking Days, Market Measure Business Days, and business days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We have initially appointed our subsidiary, MLCS, as the calculation agent, but we may change the calculation agent at any time without notifying you.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will make payments of the principal amount and each interest payment in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Rights of Acceleration

If an event of default (as defined in the Senior Indenture) occurs and is continuing, holders of the notes may accelerate the maturity of the notes, as described under “Description of Debt Securities—Events of Default and Rights of Acceleration” in the accompanying prospectus. Upon an event of default, you will be entitled to receive only your principal amount, and accrued and unpaid interest, if any, through the acceleration date, determined as calculated above under “—Interest.” In case of an event of default, the notes will not bear a default interest rate.

Listing

The notes will not be listed on any securities exchange.

THE S&P 500® INDEX

All disclosures contained in this pricing supplement regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P, as described in this section and in the section “Risk Factors” above. S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of any discontinuance of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of the Index” above. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

“Standard & Poor’s®”, “Standard & Poor’s 500TM”, “S&P 500®”, and “S&P®” are trademarks of S&P and have been licensed for use in this offering by our subsidiary, MLPF&S. The notes are not issued, sponsored, endorsed, sold, or promoted by S&P, and S&P makes no makes no warranties and bears no liability with respect to the notes.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of June 30, 2010, 404 companies included in the Index traded on the New York Stock Exchange, and 96 companies included in the Index traded on The NASDAQ Stock Market. On June 30, 2010, the average market capitalization of the companies included in the Index was $18.65 billion. As of that date, the largest component of the Index had a market capitalization of $291.75 billion, and the smallest component of the Index had a market capitalization of $1.01 billion.

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the Index, with the approximate percentage of the market capitalization of the Index included in each group as of June 30, 2010 indicated in parentheses: Consumer Discretionary (10.12%); Consumer Staples (11.53%); Energy (10.69%); Financials (16.31%); Health Care (12.09%); Industrials (10.38%); Information Technology (18.69%); Materials (3.44%); Telecommunication Services (3.00%); and Utilities (3.76%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the interest payment amounts during any quarterly interest period, if any.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P does not guarantee the accuracy and/or the completeness of the Index, or any data included in Index. S&P shall have no liability for any errors, omissions, or interruptions in Index. S&P makes no warranty, express or implied, as to results to be obtained by MLPF&S, us, holders of the notes or any other person or entity from the use of Index or any data included in Index in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use. S&P makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Index or any data included in Index. Without limiting any of the above information, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages, including lost profits, even if notified of the possibility of these damages.

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index in connection with this offering. The license agreement provides that the following language must be stated in this pricing supplement:

The notes are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance. S&P’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed, and calculated by S&P without regard to MLPF&S, us, or the notes. S&P has no obligation to take the needs of MLPF&S, our needs, or the needs of the holders of the notes into consideration in determining, composing, or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing, or trading of the notes.

HISTORICAL INFORMATION

LIBOR Reference Rate

The following graph sets forth the monthly historical performance of the LIBOR Reference Rate in the period from January 2005 through June 2010. The dotted lines at 0% and 6.50% represent the LIBOR Reference Rate Range. The historical data presented below sets forth only month-end levels of the LIBOR Reference Rate. Interest accruing on the notes is determined, in part, in reference to the daily levels of the LIBOR Reference Rate. Any month-end trend in the level of the LIBOR Reference Rate is not necessarily indicative of the intra-month trends. Furthermore, this historical data on the LIBOR Reference Rate is not necessarily indicative of the future performance of the LIBOR Reference Rate or what the value of the notes may be. Any historical upward or downward trend in the LIBOR Reference Rate during any period set forth below is not an indication that the LIBOR Reference Rate is more or less likely to increase or decrease at any time over the term of the notes. On July 27, 2010, the LIBOR Reference Rate was 0.48125%.

The Index

The following graph sets forth the monthly historical performance of the Index in the period from January 2005 through June 2010. The dotted line represents a hypothetical Index Reference Level of 946.76, which is 85% of the closing level of the Index on July 27, 2010. The historical data presented below sets forth only month-end levels of the Index. Interest accruing on the notes is determined, in part, in reference to the daily levels of the Index. Any month-end trend in the level of the Index is not necessarily indicative of the intra-month trends. Furthermore, this historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

The LIBOR Reference Rate and the Index

The following graph sets forth the monthly historical performance of the LIBOR Reference Rate (in blue) and the monthly historical performance of the Index (in red) in the period from January 2005 through June 2010. The dotted blue lines at 0% and 6.50% represent the LIBOR Reference Rate Range and the dotted red line represents a hypothetical Index Reference Level of 946.76, which is 85% of the closing level of the Index on July 27, 2010. The historical data presented below sets forth only month-end levels of the LIBOR Reference Rate and the Index. Interest accruing on the notes is determined in reference to the daily levels of the LIBOR Reference Rate and the Index. Any month-end trend in the levels of the LIBOR Reference Rate and the Index is not necessarily indicative of the intra-month trends. Furthermore, this historical data on the LIBOR Reference Rate and the Index is not necessarily indicative of the future performance of the LIBOR Reference Rate or the Index or what the value of the notes may be. Any historical upward or downward trend in the LIBOR Reference Rate or the level of the Index during any period set forth below is not an indication that the LIBOR Reference Rate and/or the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Our broker-dealer subsidiary, MLPF&S, will act as our selling agent in connection with the offering of the notes. The selling agent is a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-12 of the accompanying prospectus supplement.

The selling agent will receive the compensation set forth on the cover of this pricing supplement as to the notes sold through its efforts. You must have an account with the selling agent to purchase the notes.

The selling agent is a member of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)). Accordingly, the offering of the notes will conform to the requirements of NASD Rule 2720.

The selling agent is not acting as your fiduciary or advisor, and you should not rely upon any communication from the selling agent in connection with the notes as investment advice or a recommendation to purchase notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement. See “Supplemental Plan of Distribution” on page S-12 of the accompanying prospectus supplement.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account. Under the terms of our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this pricing supplement, less the indicated underwriting discount.

MLPF&S and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. Our affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary is not complete and is subject to the qualifications and limitations set forth in the discussion under “U.S. Federal Income Tax Considerations” beginning on page 60 of the attached prospectus, which you should carefully review prior to investing in the notes. For a discussion of the U.S. federal income tax consequences of an investment in the notes, please see the section “U.S. Federal Income Tax Considerations—Taxation of Debt Securities” in the attached prospectus. For purposes of that discussion, we intend to treat the notes as “variable rate debt securities” that qualify for treatment as “variable rate debt instruments.”

Under the characterization described above, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Upon a sale or other disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale or disposition (except to the extent attributable to accrued but unpaid interest) and the U.S. Holder’s tax basis in the note. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year at the time of its sale or disposition. The deductibility of capital losses is subject to limitations.

With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MLPF&S or any of our other affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”), or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee, or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.